Exhibit 10.4

Presented to the

Department of Petroleum & Energy

Application for a Petroleum Prospecting Licence

In

THE PAPUAN FORELAND BASIN

Submitted By:

Lexaria Corp.

February 6, 2005

CONTENTS

1.0 Application for Petroleum Prospecting Licence

1.1 Applicant and Equity Holding

1.2 Contact address , Telephone and Facsimile

1.3 Description of the application Area

2.0 Resources

2.1 Technical

2.2 Finance

3.0 Proposed Work Programmes and Expenditures

4.0 Summary

1.1 Application for Petroleum Prospecting Licence

1.1 Applicant and Equity Holding

Lexaria Corp. 100%

1.2 Contact Address, Telephone and Facsimile

C/O Leonard MacMillan

125A, 1030 Denman Street

Vancouver BC V6G 2M6

CANADA

Tel: (604) 880 7924

Fax: (604) 664 7537

1.3 Graticular Blocks Applied for in the Application

The area sought in the application is in the Papuan Foreland Basin. The application area contains 37 graticular blocks and can be identified in 1:1,000,000 S.B. 54 Fly River Map sheet which is described in the following lay out:

2443

2515 2516 2517

2587 2588 2589

2659 2660 2661

2731 2732 2733

2803 2804 2805

2875 2876 2877

2947 2948 2949

3020 3021

3092 3093

3162 3163 3164 3165

3234 3235 3236 3237

3306 3307 3308 3309

TOTAL: 37 Blocks as shown above and in enclosures.

2.0 Resources

Lexaria Corp. will provide technical and financial resources in order to explore the area in a cost effective and timely fashion.

2.1 Technical

Lexaria Corp. has a wealth of international expertise in the upstream activities of the oil and gas business. Our team of expertise range from academics to field petroleum geologists and the company aims to fully utilize them by directly involving this pool of experts in the company's overall licence work and expenditure program in PNG. (See attachment for details)

2.2 Finance

The funding will be made available to Lexaria Corp. from their association with RMA Resource Management Associates, and a high net worth network of energy resource investors and institutions in the US and Europe. The Company is currently well funded to initiate this project and has over $700,000 committed immediately upon receipt of the PPL 206, all funds are for the sole purpose of this project in Papua New Guinea. Lexaria will be able to raise US18 million to meet the commitments in their prosecution of the license.

3.0 Propose Work Programme and Expenditures

The Proposed six-year work program and expenditure is set out in Table 1.

Table 1

Licence Work Programme and Expenditure

YEARS	WORK PROGRAMME	US $ MM
Year 1 & 2	1. Conduct a complete review of all available data and literature pertinent to the licence. * Reinterpret seismic data. * Re map the area inside the application area. * Based on the results of re mapping, will decide if reprocessing is required for any of the seismic data, and if so send to Jakarta for reprocessing. Re interpret seismic data. 2. Acquire geological field data and further studies. * Undertake field geological mapping, seep sampling and analysis. * Compile preliminary leads prospect inventory. * Plan and acquire infill seismic at minimum 20km.	1,000,000
Year 3 & 4 Year 5 & 6

1. Interpret and compile leads prospect inventory

2. Drill one stratigraphic well to check strtigraphic section. This hole to provide further information on source and reservoir rocks to assist in seismic interpretation.

3. Site survey prior to drilling a well on possible seismic targets.

4. Conduct structural modeling

5. Drill a well on a possible seismic target within the structure.

1. Drill a second stratigraphic well or a conventional well.

2. Conduct post well studies and complete comprehensive licence review.

		10,500,000 6,500,000

* Options to withdraw at end of year 2 and year 4.

4.0 Summary

The Darai Plateau is interpreted as a large scale inverted half graben with strike extension of approximately 150km from Mt Bosavi in the northwest to the Barikewa gas field in the south east. The Darai Plateau extends northwards to within 15km of the producing Kutubu oil fields which export via pipeline to a marine loading terminal in the Gulf of Papua. Apart from the Kutubu oilfields to the north, oil indications have been seen in the foreland with the Omati-1 and Koko-1 wells recording oil recoveries and oil and gas shows in Bujon-1. Geological and geophysical surveys have been conducted in the area of the Darai Plateau since 1936. Earlier exploration was focused on the foreland and southern margins of the plateau because of the limitation of river access. The vegetation is primary tropical jungle and the study area is between 6.5o and 8o south of the equator. The permit can be broadly subdivided into two distinct terrain types, the elevated Darai Plateau with karstified Darai Limestone at surface and the low lying clastic covered foreland to the south.

The three wells on the plateau proper, Kanau-1, Darai-1 and Turama-1 have been restricted to the topographically high southern edge. No oil shows were recorded in these penetrations. The wells immediately to the north of the plateau in the fold belt and to the south in the foreland have failed to discover commercial hydrocarbons. The lack of encouragement from these adjacent wells led to a regional study of the Darai Plateau's potential. The Bosavi lead beneath the north-western plateau was identified conceptually from potential field and remotely sensed data. The initial phase of investigation consisted of integrating regional data to identify an area for closer examination. This work included an isopach study of the Eocene and the Miocene limestone from field surveys and well data.

A geological survey was conducted in late 1997 with four 20km dip oriented lines placed on the basis of the regional work. The identification of four subtle closures within an overall larger closure from this survey led to the acquisition of a 16km seismic line. The seismic line was located parallel to the most crestal geological line but offset by 2km to the west in order to gain additional surface data. The processing of the seismic line produced a fair quality result in some of the most seismically and logistically difficult terrain in PNG. The seismic line exhibits a rollover at the interpreted Toro level.

Santos operated Petroleum Prospecting Licence ("PPL") 206 covers a large proportion of the area of the plateau in southern central Papua New Guinea. The interpretation to date has identified a number of potential leads. However, the results have shown the need for additional seismic and geological exploration, to better constrain these structures and present a target for drilling.

We humbly request that the Minister grant us the licence under the provisions of the Oil & Gas Act.

Yours truly,

Leonard MacMillan, President

Lexaria Corp.